Exhibit No. 99.1

Contact:
John Beisler
Vice President – Investor Relations
CKE Restaurants, Inc.
805-745-7750

CKE RESTAURANTS, INC. REPORTS PERIOD FOUR AND POSITIVE FIRST QUARTER BLENDED SAME-STORE SALES

Both Brands Record Highest Period Four Average Unit Volumes in Recent History

CARPINTERIA, Calif. – May 30, 2007 – CKE Restaurants, Inc. (NYSE: CKR) announced today period four same-store sales for the four weeks and quarter ended May 21, 2007, for Carl’s Jr.® and Hardee’s®.

Brand	Period 4		First Quarter
	FY 2008	FY 2007	FY 2008	FY 2007

Carl’s Jr.	-0.9%	+6.8%	0.0%	+5.6%

Hardee’s	+0.6%	+7.9%	+1.8%	+5.6%

Blended	-0.1%	+7.3%	+0.9%	+5.6%

Commenting on the Company’s performance, Andrew F. Puzder, president and chief executive officer, said, “Period four blended same-store sales declined 0.1 percent. However, we are very encouraged by Hardee’s performance, which posted increased same-store sales for the 19th consecutive period despite very good results in the prior year.  We remain convinced that our innovative, premium products and ongoing remodel and dual-branding programs can deliver positive sales results in the near and long-term.”

“During period four, Carl’s Jr. promoted the Buffalo Chicken Sandwich™ and Boneless Buffalo Wings. Both products are dipped in Frank’s® RedHot® buffalo wing sauce and received media support during the period. The brand also recently announced the introductions of the distinctive Hawaiian Teriyaki Burger™ and Orangesicle Hand-Scooped Ice Cream Shakes & Malts™, but the new menu items were not available in restaurants until after the close of period four,” said Puzder. “On a two-year cumulative basis, same-store sales at Carl’s Jr. have increased almost six percent. Average unit volumes for period four were higher than any comparable period four ever.”

Carl’s Jr. same-store sales were flat in the first quarter, compared to a 5.6 percent increase in the prior-year’s quarter. Revenue for the first quarter from company-operated Carl’s Jr. restaurants (exclusive of franchise-related revenue and royalties) was approximately $181.2 million.

“Hardee’s introduced the distinctive Breakfast Club Sandwich™ at the start of period four, made with ham, bacon, turkey, cheese and eggs on grilled sourdough bread.  The brand also introduced the Patty Melt Thickburger™ during the last week of period four although media support did not begin until period five. Featuring a 1/3-pound Angus beef patty topped with grilled onions and melted American cheese between two slices of grilled rye bread, the Patty Melt Thickburger offers guests an authentic version of a classic American burger.  In addition, the brand continued to feature the Big Twin® and Southwest Chicken Salad™,” Puzder continued. “On a two-year cumulative basis, same-store sales at Hardee’s have increased approximately eight and a half percent.  In addition, Hardee’s period four average unit volume was higher than any comparable period four since 1994, which is as far back as we can check.”

“Hardee’s same-store sales for the first quarter increased 1.8 percent on top of a 5.6 percent increase in the prior-year’s quarter. We believe these gains reflect our continued efforts to broaden the appeal of the brand through the selective expansion of our menu as well as our ongoing customer service initiatives.” Revenue for the first quarter from company-operated Hardee’s restaurants (exclusive of franchise-related revenue and royalties) was approximately $199.2 million.

For the first quarter, consolidated revenue from company-operated restaurants (exclusive of all franchise-related revenue and royalties) was approximately as follows:

Carl’s Jr. Hardee’s La Salsa Fresh Mexican Grill®	$181.2 million $199.2 million $13.4 million

Total	$393.8 million

Same-store sales results for period five of fiscal year 2007, ending June 18, 2007, will be reported on or about June 27, 2007.

As of the end of its fiscal fourth quarter on Jan. 29, 2007, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,105 franchised or company-owned restaurants in 43 states and in 13 countries, including 1,087 Carl’s Jr. restaurants, 1,906 Hardee’s restaurants and 96 La Salsa Fresh Mexican Grill restaurants.

SAFE HARBOR DISCLOSURE

Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond the Company’s control and which may cause results to differ materially from expectations. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, the effectiveness of operating initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation and general liability premiums and claims experience, changes in the Company’s suppliers’ ability to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in the Company’s strategies, the availability of financing for the Company and its franchisees, unfavorable outcomes in litigation, changes in accounting policies and practices, effectiveness of internal controls over financial reporting, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designated for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

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